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                                                                   EXHIBIT 24(b)


                                    KEYCORP

                            SECRETARY'S CERTIFICATE


         I, Steven M. Bulloch, hereby certify that I am the Assistant Secretary of KeyCorp, that the attached is a true and correct copy of a resolution duly adopted by the Board of Directors of the Corporation at a meeting thereof duly called and held on September 15, 1994, at which meeting a quorum of the Board was present throughout, and that the resolution has not been rescinded or amended and is still in full force and effect.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand and the seal of the Corporation this 17th day of January, 1995.

                                                 /s/ Steven N. Bulloch
                                                 ---------------------
                                                 Steven N. Bulloch
                                                 Assistant Secretary
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Resolution adopted by of the Board of Directors of KeyCorp on September 15,
1994.


                 RESOLVED, that the Board of Directors does hereby ratify and approve any and all actions taken by Victor J. Riley, Jr. as Chairman of the Board and Chief Executive Officer of KeyCorp, Robert W. Gillespie as President and Chief Operating Officer of KeyCorp, Roger Noall as Senior Executive Vice President and Chief Administrative Officer of KeyCorp, Carter B. Chase as Executive Vice President, General Counsel and Secretary of KeyCorp, Andrew R. Tyson as Senior Vice President of KeyCorp, Daniel R. Stolzer as Senior Managing Counsel of KeyCorp Management Company, or any other officer of KeyCorp, or of a subsidiary of KeyCorp, designated by any one of them (each an "Authorized Official"), in connection with the submission of the offer on behalf of KeyCorp and the entering into of a definitive Plan of Merger, dated as of the 31st day of August 1994 by and between KeyCorp and OMNIBANCORP (the "Agreement"), pursuant to which OMNIBANCORP ("OMNI") is to merge with and into KeyCorp under the terms and conditions provided therein, and under such other terms, conditions, and exceptions as the Authorized Officer may determine, including without limitation that:

         (1) each of the 16,491,244 shares of OMNI Common Stock outstanding as of August 31, 1994, will be converted into the right to receive .2452 KeyCorp Common Shares (the "Exchange Ratio"), as determined on August 19, 1994, (based on a closing price of KeyCorp Common Shares of $32.625 on that date, the aggregate purchase price would have been equal to $131,924,180, determined as follows: $32.625 x .2452 x 16,491,244);

         (2) such Exchange Ratio shall be reduced by (a) an amount equal to the net after tax Excess Remediation Cost (as defined in the Agreement), which reflects the costs associated with certain environmental clean-up matters, after exceeding a threshold amount, and (b) the amount of any aggregate after tax loss experienced by OMNI in connection with the sale of its Merchants Mortgage & Trust subsidiary, after exceeding a threshold amount, as provided in the Letter Agreement between KeyCorp and OMNI dated as of the date of the Agreement; and

         (3) in the event the KeyCorp Common Average Closing Price (the average of the last sale price of the day of one share of KeyCorp Common Stock as reported on the New York Stock
                 Exchange Composite Transactions Tape for the twenty
                 consecutive trading days ending on the fifth business day
                 prior to the Closing Date) is less than $26.10, but not less than $24.47, OMNI may elect either to terminate the Agreement, or to require KeyCorp to increase the Exchange Ratio, such that the per share value of the consideration (valued at the KeyCorp Common Average Closing Price) to be paid in respect of shares of OMNI Common Stock outstanding as of the Effective Time is equal to $6.40 per share. In the event the KeyCorp Common Average Closing Price is less than $24.47, OMNI may elect to terminate the Agreement.
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                 RESOLVED, that each Authorized Official be and they hereby are authorized and empowered for and in the name and on behalf of KeyCorp to execute and deliver pursuant to the laws of the United States, the State of Colorado, and the State of Ohio, applications for such approvals as may be necessary or desirable in order to provide for the merger of OMNI into KeyCorp pursuant to the Agreement.

                 RESOLVED, that each Authorized Official be and they each hereby are authorized to take such action and to execute such documents as may be necessary or desirable to prepare, execute, and file with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, a registration statement including the prospectus/proxy statement, financial statements and any amendments and any post-effective amendments relating to the registration for public offering of up to the maximum number of KeyCorp Common Shares that may be required to be issued pursuant to the terms of the Agreement.

                 RESOLVED, that Roger Noall, Carter B. Chase, and Daniel R. Stolzer and each of them, be appointed agents for service and attorney-in-fact of KeyCorp, with the powers conferred upon them as such agents and attorneys by the Securities Act of 1933, as amended, and the Rules and Regulations thereunder, including, without limitation, the authority to sign any and all amendments (including post-effective amendments) to the registration statement, prospectus/proxy statement, and exhibits, and to file the same and all other documents in connection therewith with the SEC, with full power of substitution and resubstitution.

                 RESOLVED, that the proper officers of KeyCorp be and they hereby are authorized and directed to execute, seal, attest, acknowledge, and deliver such documents, applications and other instruments for the registration or qualification of the Common Shares of KeyCorp as they may, upon advice of counsel, deem necessary or advisable in order to permit the distribution of such securities under the Blue Sky or Securities laws of any state of the United States; and for this purpose, the proper officers of KeyCorp be and they hereby are authorized and directed to execute, seal, attest, acknowledge, and deliver in the name and on behalf of KeyCorp such consents to the service of process, issuer's covenants, powers of attorney, and other documents; and each and every resolution required to be adopted by any legislation or law, or by order or regulation of any government, body, or agency in any state or jurisdiction wherein such securities may be registered, qualified, or offered for sale shall be deemed to be, and the same hereby is, adopted, approved, and confirmed.

                 RESOLVED, that when the Registration Statement has been declared effective by the SEC and the Common Shares have been duly registered or qualified for sale pursuant to the Blue Sky or
         Securities laws of the several states wherein such registration or qualification is required, and upon consummation of the Agreement in accordance with its terms, the proper officers of KeyCorp be and they hereby are authorized and directed to issue an aggregate of up to the maximum number of KeyCorp Common Shares that may be required to be issued pursuant to the terms of the Agreement, $1.00 par value, each of such shares to be fully paid and nonassessable (to the extent provided under law), and to pay the amount of cash due to holders of OMNI Common Stock for fractional and dissenting shares under such Agreement.
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                 RESOLVED, that pursuant to Section 1701.35 of the Ohio Revised
         Code and Article Fifth of KeyCorp's Amended Articles of Incorporation, KeyCorp is hereby authorized from time to time to purchase in the open market or in negotiated transactions a number of KeyCorp's Common Shares that does not exceed the number of shares reasonably anticipated to be issued pursuant to the terms of the Agreement.

                 RESOLVED, that the authority granted by these resolutions to repurchase KeyCorp's Common Shares shall, to the extent not exercised, expire on the date 90 days after the consummation of the transactions contemplated by the Agreement.

                 RESOLVED, that the Common Shares purchased pursuant to the these resolutions shall be retained as treasury shares until such time as such Common Shares are issued for the purpose of fulfilling KeyCorp's obligations under the Agreement.

                 RESOLVED, that James W. Wert as Chief Financial Officer of KeyCorp, Lee Irving as Treasurer of KeyCorp, and Eric Rasmussen as Senior Vice President of KeyCorp Management Company with responsibility for corporate treasury functions of KeyCorp (each, a "Designated Officer") be and each of them is hereby authorized to enter into such agreements with a third party or parties as are necessary to provide price protection, or to reduce the cost to KeyCorp of the purchase of the Common Shares (or a portion thereof) for such period or periods as any of the Designated Officers determines necessary or advisable, including hedging or other transactions.

                 RESOLVED, that the Designated Officers of KeyCorp be and each of them is hereby authorized to appoint such agents and to open brokerage accounts for and in the name of KeyCorp and to take any and all action and to execute and deliver any and all documents necessary or advisable to carry out the provisions of the foregoing resolutions with respect to the purchase of KeyCorp Common Shares.

                 RESOLVED, that any form of additional resolution appropriate to or required by law, regulation, or a regulatory agency in connection with the acquisition, the share repurchase or any of the resolutions herein adopted, be and it hereby is adopted and that the Secretary or any Assistant Secretary of KeyCorp be and each of them hereby is severally authorized to certify as having been adopted by the Board of Directors, such form of authorizing resolution required in accordance with the foregoing, provided that a copy of each such form of resolution so certified shall be attached to this resolution.

                 RESOLVED, that the proper officers of KeyCorp be and they hereby are authorized and directed in the name and on behalf of KeyCorp, or otherwise, to execute all such instruments, documents, and certificates and take all such further and other action in connection with the resolutions herein adopted as they may deem necessary, advisable, or proper to effectuate the intents and purposes of these resolutions.